UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2015

Vantiv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35462	26-4532998
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8500 Governor’s Hill Drive

Symmes Township, Ohio 45249

(Address of principal executive offices, including zip code)

(513) 900-5250

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                           Termination of a Material Definitive Agreement

On December 2, 2015, Vantiv Holding, LLC (“Vantiv Holding”), a subsidiary of Vantiv, Inc. (the “Company”) and Fifth Third Bank entered into a warrant cancellation agreement (the “Warrant Cancellation Agreement”) to cancel a portion of the warrant to purchase an aggregate of 20,378,027 Class C units of Vantiv Holding that was issued to Fifth Third Bank on June 30, 2009 (the “Warrant”). The Warrant Cancellation Agreement will cancel the rights under the Warrant to purchase 4,794,115 Class C units of Vantiv Holding for aggregate consideration of $200.0 million payable by Vantiv Holding to Fifth Third Bank, which partial cancellation of the Warrant is referred to as the “Warrant Transaction.” Following such cancellation, the Warrant will be exercisable for an aggregate of 15,583,912 Class C units in Vantiv Holding. Class C units issuable upon exercise of the remaining portion of the Warrant will continue to be exchangeable on a one-for-one basis for shares of the Company’s Class A common stock pursuant to the terms of the exchange agreement, dated March 21, 2012, between the Company and Fifth Third Bank. Net of certain anticipated tax related benefits from the Warrant Transaction, the net cash required to cancel the Warrant units would be equivalent to $124.0 million. These anticipated tax related benefits will not have an impact on the Company’s statements of income. The Company will not be required to immediately incur any additional debt in connection with the Warrant Transaction. However, because of the impact of the Warrant Transaction on the Company’s available cash, it does increase the likelihood that the Company will have to incur additional indebtedness in the current quarter and over subsequent quarters.

Given Fifth Third Bank’s ownership of the Company, representation on the Company’s board of directors and number of business and other agreements with the Company, a special committee of the Company’s board of directors comprised of independent, disinterested directors has authorized the Warrant Transaction subject to the terms and conditions set forth in the Warrant Cancellation Agreement.

A copy of the Warrant Cancellation Agreement is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Item 8.01                                           Other Events.

Offering, Partial Net Exercise of Warrant and Warrant Transactions

On December 2, 2015, the Company announced that Fifth Third Bank has agreed to sell 13,374,592 shares of the Company’s Class A common stock in an underwritten secondary public offering (the “Offering”) pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission.

In order to obtain the 13,374,592 shares of Class A common stock sold in the Offering, Fifth Third Bank net exercised a portion of the remaining Warrant following the Warrant Transaction described in Item 1.02 above to purchase 5,374,592 Class C Units of Vantiv Holding, LLC and will exchange those units along with 8,000,000 Class B Units of Vantiv Holding, LLC on a one-for-one basis into shares of Class A common stock (the “Exchange”). Following the Warrant Transaction, partial net exercise of the remaining Warrant and the Offering, the Selling Stockholder will hold the rights to purchase 7,791,956 Class C units of Vantiv Holding, LLC.

The settlement of the partial Warrant exercise and issuance of 5,374,592 Class C units will occur on December 7, 2015 or such other time as Fifth Third Bank and Vantiv Holding may agree.

On December 2, 2015, the Company also announced the Warrant Transaction described in Item 1.02 above, which description is hereby incorporated by reference in this Item 8.01.  The Company may not achieve the expected benefits of the Warrant Transaction. The price the Company pays to cancel the portion of the Warrant reflects an expectation as to the availability of tax benefits associated with the Warrant Transaction, and there can be no assurance that those benefits will be available. In addition, the more debt the Company may incur given the impact of the Warrant Transaction to its cash could result in the Warrant Transaction being less accretive than the Company anticipates.

While the Offering and the partial Warrant exercise are not contingent on the Warrant Transaction, the Company expects that the Warrant Transaction will be consummated immediately prior to the Offering and the partial Warrant exercise.

In connection with the Exchange, the Company expects to record a liability of approximately $378 million during the quarter ending December 31, 2015 under the tax receivable agreement it entered into with Fifth Third Bank at the time of the Company’s initial public offering. This approximate liability is based on the closing share price as of December 1, 2015. The liability under the tax receivable agreement will not have an impact on the Company’s statements of income. The liability recorded is subject to change depending on the actual closing share price on the date of the exchange.

A copy of the press release announcing the Offering, the Warrant Transaction and partial Warrant exercise is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

Corporate Governance Developments

Fifth Third Bank currently has certain consent rights under our amended and restated certificate of incorporation that require its approval for certain significant matters related to the Company. and consent rights under the Amended and Restated Vantiv Holding Limited Liability Company Agreement that require its approval for certain significant matters related to Vantiv Holding and its subsidiaries. If the Offering is consummated, such consent rights will terminate as they will have transferred more than 50% of the shares of Class A common stock and Class B common stock that they held immediately following the consummation of the Company’s initial public offering.

These consent rights under the Vantiv Holding amended and restated certificate of incorporation require approval from Fifth Third Bank, subject to certain exceptions, for: (a) a change of control of the Company to the extent the implied equity value of the Company, Vantiv Holding and our other subsidiaries is below certain thresholds; (b) changes to material terms and conditions of the Vantiv Holding Management Phantom Equity Plan; (c) issuances of new securities constituting more than 20% of total outstanding common stock of the Company (excluding any shares issued or issuable in connection with the Warrant issued to Fifth Third Bank on June 30, 2009 or the Warrant, the Vantiv Holding Management Phantom Equity Plan and the 2012 Vantiv, Inc. Equity Incentive Plan, or the 2012 Equity Plan); and (d) incurrences of indebtedness by the Company and its subsidiaries if immediately following such incurrence the Company’s leverage ratio would be equal to or exceed 5 to 1.

In addition to similar consent rights described above at Vantiv, Inc., the consent rights under the Amended and Restated Vantiv Holding Limited Liability Company Agreement being terminated include approvals for, among other things, subject to certain exceptions: (a) sales of assets in excess of $250 million; (b) acquisitions or investments in excess of $300 million; (c) retention of the auditor of Vantiv Holding and its subsidiaries; (d) a material change to the strategic direction of Vantiv Holding and/or its other subsidiaries; (e) making any loans or series of related loans in excess of $250 million; (f) capital expenditure contracts in excess of $75 million; (g) the payment or setting aside of any distributions; (h) material tax elections; (i) submission of material tax returns; and (j) changes to capitalization or organization of any subsidiary (including the formation of any subsidiary) or any governance provisions of any subsidiary that would either circumvent the consent rights provided for in the Amended and Restated Vantiv Holding Limited Liability Company Agreement or materially and adversely affect any member holding 15% or more of the outstanding units in a manner differently or disproportionately than the other members.

Although such consent rights are being terminated, the Company expects to continue to be deemed “controlled” by Fifth Third Bank under applicable banking laws following the Offering. Until Fifth Third Bank is no longer deemed to control the Company under applicable banking laws, the Company and Vantiv Holding are required to refrain from engaging in any business that would not be permissible for Fifth Third Bank or its affiliates or that would reasonably require Fifth Third Bank or its affiliates to seek regulatory approval, whether under the Bank Holding Company Act of 1956, as amended, Ohio law or other applicable federal or state law, without first providing notice to Fifth Third Bank and to use reasonable best efforts to assist Fifth Third Bank or its affiliates in obtaining such regulatory approval.

Item 9.01                                           Financial Statements and Exhibits.

(d)  Exhibits

10.1	Warrant Cancellation Agreement, dated as of December 2, 2015, by and between Vantiv Holding, LLC and Fifth Third Bank

99.1	Press Release issued on December 2, 2015 by Vantiv, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTIV, INC.

Dated: December 2, 2015	By:	/s/ Nelson F. Greene
		Name:	Nelson F. Greene
		Title:	Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Warrant Cancellation Agreement, dated as of December 2, 2015, by and between Vantiv Holding, LLC and Fifth Third Bank

99.1	Press Release issued on December 2, 2015 by Vantiv, Inc.